IMMEDIATE RELEASE
April 26, 2010

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended March 31, 2010 was $153,000, or $0.14 per share, basic and diluted, compared to $137,000 or $0.12 per share, basic and diluted, for the same period in 2009.

Robert T. Strong, President and Chief Executive Officer stated, “I am pleased to report that net income for the first quarter of 2010 increased 11.7% over the same quarter one year ago. We improved our quarterly net income despite the continued recessionary climate.  It is rewarding to note that contributing to the increased earnings was a $51,000 increase in non-interest income generated by our new subsidiary companies.  Our cost of funds has continued to decrease providing improved net interest margins.  This combination has provided our highest earning quarter since our initial public offering in July 2007.”

Mr. Strong continued, “As a result, our Board of Directors has approved an increased dividend payout to our shareholders.  We have been pleased to maintain the payment of dividends throughout this challenging period and are proud to have achieved the ability to improve shareholder participation.”

Mr. Strong added, “Historically high unemployment combined with a soft real estate market has been a significant factor in the ability to originate new loans and the timely payment of existing loans.  In addition, business opportunities were impacted by reduced temporary holiday employment in the first quarter of the year and weather conditions locally that were unusually severe this winter. As a result, our nonperforming loans when compared to total loans have increased from 1.27% at year end 2009 to 3.35% as of March 31, 2010.  As always, we are working diligently with those loan customers who may be experiencing financial hardship; however, as the recessionary period lengthens it becomes increasingly difficult for affected customers to maintain adequate cash flow levels.  As a result we must pursue more stringent action.  We will continue to take timely action and provide adequate reserves if and as the marketplace requires for this class of accounts.”

Mr. Strong concluded, “We will continue to work for improved but prudent loan growth and continued increases in earnings.  As always, our current and continued focus remains on long term profitability, payment of dividends and an active stock repurchase program.  This focus continues to reflect the Company’s strong commitment to shareholder value.”

Net income amounted to $153,000 for the three months ended March 31, 2010, an increase of $16,000, or 11.7%, compared to net income of $137,000 for three months ended March 31, 2009.  The increase in net income on a comparative quarterly basis was primarily the result of the increases in net interest income of $89,000 and non-interest income of $51,000, and a decrease in the provision for loan losses of $33,000, which were offset by increases in non-interest expense of $149,000 and the provision for income taxes of $8,000.

The $89,000, or 12.2%, increase in net interest income for the three months ended March 31, 2010 over the three months ended March 31, 2009 was driven by a $138,000, or 22.0%, decrease in interest expense, offset by a $49,000, or 3.6%, decrease in interest income. The $138,000 decrease in interest expense was primarily attributable to a 95 basis point decrease in the overall cost of interest-bearing liabilities to 2.55% for the three months ended March 31, 2010 from 3.50% for the three months ended March 31, 2009 which resulted in a decrease of $177,000 of interest expense.  This decrease in interest expense due to rate was offset by a $5.1 million increase in average interest-bearing liabilities, which had the effect of increasing interest expense by $39,000.  The $49,000 decrease in interest income resulted primarily from a 44 basis point decrease in the yield on interest earning assets to 5.80% for the three months ended March 31, 2010 from 6.24% for the three months ended March 31, 2009 which resulted in a $78,000 decrease in interest income.  This decrease in interest income due to rate was offset by a $3.2 million increase in average interest-earning assets, which had the effect of increasing interest income by $29,000.  The average interest rate spread increased from 2.74% for the three months ended March 31, 2009, to 3.25% for the same period in 2010 while the net interest margin increased from 3.36% for the three months ended March 31, 2009, to 3.63%, for the same period in 2010.

The $51,000, or 255.0%, increase in non-interest income for the three months ended March 31, 2010 over the comparable period in 2009 was primarily attributable to the fees generated by Quaint Oak Bank’s mortgage banking, title abstract and real estate sales subsidiaries which began operation in July of 2009.

The $149,000, or 32.3%, increase in non-interest expense for the three months ended March  31, 2010 compared to the same period in 2009 was primarily attributable to a $91,000 increase in salaries and employee benefits expense, a $22,000 increase in occupancy and equipment expense, a $20,000 increase in FDIC deposit insurance assessments, an $8,000 increase in expenses related to other real estate owned, and a $34,000 increase in other expenses.  Offsetting these increases was an $18,000 decrease in directors’ fees and expenses and an $8,000 decrease in professional fees.  The increase in salaries and employee benefits expense on a quarter-over-quarter basis was primarily attributable to increased staff as the Company expanded its operations.  The increase in other expenses was due primarily to expenses related to the new subsidiaries.

The Company’s total assets at March 31, 2010 were $95.8 million, an increase of $1.8 million, or 1.9%, from $93.9 million at December 31, 2009.  This increase was primarily due to growth in cash and cash equivalents of $1.5 million, loans receivable, net of the allowance for loan losses, of $635,000 and investment securities available for sale of $509,000.  Offsetting these increases were principal payments from mortgage-backed securities held to maturity of $598,000 and redemptions of investments in interest-earning time deposits of $235,000.  Asset growth for the three months ended March 31, 2010 was funded by a $2.9 million increase in deposits.

Total interest-bearing deposits increased $2.9 million, or 4.3%, to $71.2 million at March 31, 2010 from $68.3 million at December 31, 2009.  This increase was attributable to increases of $2.9 million in certificates of deposit, $125,000 in statement savings accounts and $12,000 in passbook savings accounts, offset by a decrease of $95,000 in eSavings accounts.  The increase in deposits was primarily due to the competitive interest rates offered by the Bank and investors seeking the safety of insured bank deposits.

Total stockholders’ equity decreased $837,000 to $16.5 million at March 31, 2010 from $17.4 million at December 31, 2009.  Contributing to the decrease was the purchase of 109,700 shares of the Company’s stock in the open-market as part of the Company’s stock repurchase program, as well as other private transactions, for an aggregate purchase price of $1.0 million, and dividends paid of $33,000.  These decreases were offset by $153,000 of net income for the three months ended March 31, 2010, $29,000 amortization of stock awards and options under our stock compensation plans, $18,000 related to common stock earned by participants in the employee stock ownership plan, and $3,000 of accumulated other comprehensive income.

Non-performing loans amounted to $2.5 million or 3.35% of net loans receivable at March 31, 2010, consisting of nineteen loans, nine of which are on non-accrual status and ten of which are 90 days or more past due and accruing interest.  This compares to eleven non-performing loans totaling $925,000, or 1.27% of net loans receivable at December 31, 2009.  The non-performing loans at March 31, 2010 include nine one-to-four family non-owner occupied residential loans, four home equity loans, three one-to-four family owner occupied residential loans and three commercial real estate loans and all are generally well-collateralized or adequately reserved for.  Management does not anticipate any significant losses on these loans.  During the quarter ended March 31, 2010, nine loans were placed on non-accrual status resulting in the reversal of $35,000 of previously accrued interest income.  Not included in non-performing loans are performing troubled debt restructurings which totaled $1.2 million at March 31, 2010 compared to $1.5 million at December 31, 2009.  The allowance for loan losses as a percent of total loans receivable was 1.16% at March 31, 2010 and 1.14% at December 31, 2009.   Other real estate owned was $938,000 at March 31, 2010 compared to $913,000 at December 31, 2009.  Non-performing assets amounted to $3.4 million, or 3.52% of total assets at March 31, 2010 compared to $1.8 million, or 1.96% of total assets at December 31, 2009.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

                QUAINT OAK BANCORP, INC.
Balance Sheets
(In Thousands)
	At March 31, 2010	At December 31, 2009
Assets	(Unaudited)	(Unaudited)

Cash and cash equivalents	$ 6,914	$ 5,420
Investment in interest-earning time deposits	2,918	3,153
Investment securities available for sale (cost-2010 $1,505; 2009 $1,001)	1,511	1,002
Mortgage-backed securities held to maturity (estimated fair value-2010 $7,594; 2009 $8,142)	7,133	7,731
Loans receivable, net of allowance for loan losses
December 31, 2010: $864; December 31, 2009: $835	73,363	72,728
Accrued interest receivable	393	397
Investment in FHLB stock, at cost	797	797
Premises and equipment, net	1,084	1,092
Other real estate owned, net	938	913
Prepaid expenses and other assets	712	704
Total Assets	$95,763	$93,937

Liabilities and Stockholders’ Equity

Liabilities
Deposits, interest-bearing	$71,153	$68,252
Federal Home Loan Bank advances and other borrowings	7,288	7,292
Accrued interest payable	113	117
Advances from borrowers for taxes and insurance	541	763
Accrued expenses and other liabilities	119	127
Total Liabilities	79,214	76,551

Stockholders’ Equity	16,549	17,386
Total Liabilities and Stockholders’ Equity	$95,763	$93,937

QUAINT OAK BANCORP, INC.
Statements of Income
(In Thousands, except share data)

	For the Three Months Ended March 31,
	2010	2009
	(Unaudited)
Interest Income	$ 1,307	$ 1,356
Interest Expense	488	626
Net Interest Income	819	730
Provision for Loan Losses	29	62
Net Interest Income after Provision for Loan Losses	790	668
Non-Interest Income	71	20
Non-Interest Expense	610	461
Income before Income Taxes	251	227
Income Taxes	98	90
Net Income	$ 153	$ 137

Per Common Share Data:	Three Months Ended March 31,
	2010	2009
Earnings per share - basic	$ 0.14	$ 0.12
Average shares outstanding - basic	1,125.384	1,189,263
Earnings per share - diluted	$ 0.14	$ 0.12
Average shares outstanding - diluted	1,131,296	1,189,263

	Three Months Ended March 31,
Selected Operating Ratios:	2010	2009
Average yield on interest-earning assets	5.80%	6.24%
Average rate on interest-bearing liabilities	2.55%	3.50%
Average interest rate spread	3.25%	2.74%
Net interest margin	3.63%	3.36%
Average interest-earning assets to average interest-bearing liabilities	117.56%	121.59%
Efficiency ratio	68.54%	61.47%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	3.35%	0.80%
Non-performing assets as a percent of total assets	3.52%	1.67%
Allowance for loan losses as a percent of non-performing loans	35.12%	127.59%
Allowance for loan losses as a percent of total loans receivable	1.16%	1.01%

(1) Asset quality ratios are end of period ratios.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059